Exhibit 10.2

TRIPLICATE ORIGINAL
[DATE]

INCENTIVE STOCK OPTION AGREEMENT

Whereas, [RECIPIENT NAME] (the “Optionee”) is a valued executive or key employee of Cutter & Buck Inc., a Washington corporation (the “Company”) or a Subsidiary, this INCENTIVE STOCK OPTION AGREEMENT (“Agreement”) is made by and between the Company and the “Optionee” granting an incentive stock option for a total of [NO. OF SHARES] shares of Common Stock (hereinafter the “Option”) of the Company to the “Optionee” at the price determined as provided in, and in all respects subject to, the terms, definitions and provisions of the Cutter & Buck Inc. 2006 Equity Incentive Plan (the “Plan”) adopted by the Company, which is incorporated by reference herein.  For purposes of this Agreement, the term “shares” shall be deemed to apply to shares of Common Stock of the Company as of the date hereof.

1.             Incentive Stock Option.  The parties hereto understand and agree that the Option granted under this Agreement is intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended from time to time (the “Code”), to the extent the Option meets the statutory requirements thereunder.  Notwithstanding this intention, Optionee acknowledges that: (i) the Code contains a number of limitations and disqualifications relating to incentive stock options; and (ii) the Optionee is not assured of receiving incentive stock option treatment with respect to this Option.

2.             Option Price.  The option price is $[PRICE] for each share, being one hundred percent (100%) of the Fair Market Value of the Company’s Common Stock, as determined in accordance with Sections 5.3 and 16.12 of the Plan.

3.             Vesting and Exercise of Option.  The Option granted under this Agreement shall vest and be exercisable in accordance with the following provisions.

a.             Schedule of Vesting and Rights to Exercise.  The Option shall be vested and exercisable in equal one-third (1/3) amounts on each twelve (12) month anniversary of the date of grant. Subject to the foregoing, the Option may be exercised in whole or in part with respect to all or any portion of the shares to which it relates.  However, the Option may not at any time be exercised for a fractional number of shares.

b.             Method of Exercise.  The Option shall be exercisable by a written notice which shall:

(i).                                  State the election to exercise the Option, the number of shares in respect of which it is being exercised, the person in whose name the stock certificate or certificates for such shares of Common Stock is to be registered, her address and Social Security Number (or if more than one, the names, addresses and Social Security Numbers of such person);

(ii).                               Contain such representations and agreements as to the Optionee’s investment intent with respect to such shares of Common Stock, acquired by exercise of the Option, as may be satisfactory to the Company’s counsel;

(iii).                            Be signed by the person or persons entitled to the Option and, if the Option is being exercised by any person or persons other than the Optionee, be accompanied by proof, satisfactory to counsel for the Company, of the right of such person or persons to exercise the Option;

(iv).                           Be delivered in person or by certified mail to the Board of Directors of the Company at the Company’s principal place of business; and

(v).                              Be accompanied by payment of the purchase price for the shares which the Optionee elects to purchase.  Such payment may be made in whole or in part (A) in cash (by check) or (B) by any of the available means set forth in Sections 6.2, 6.3 or 6.4 of the Plan” The surrender of shares of Common Stock must not cause the Company to recognize compensation expense with respect to the option for financial reporting purposes.  The certificate or certificates for shares of Common Stock as to which the Option shall be exercised shall be registered in the name of the person or persons exercising the Option unless another person is specified pursuant to (b)(ii) above.

The exercise of the Option shall be in no event restricted by the fact that at the time of exercise some portion of a previously granted incentive stock option remains outstanding.

c.             Restrictions on Exercise.  The Option may not be exercised if the issuance of the shares upon such exercise would constitute a violation of any applicable federal or state securities or other law or valid regulation.  If originally received pursuant to any Company benefit plan, shares of Common Stock swapped in payment of the exercise price must have been held by Optionee for at least six (6) months.  As a condition to the exercise of the Option the Company may require the person exercising the Option to make any representation and warranty to the Company as the Company’s counsel believes may be required by any applicable law or regulations.

4.             Disposition. The Optionee will notify the Company in writing within fifteen (15) days after the date of any disposition of any of the shares of the Common Stock issued upon exercise of the Option that occurs within two (2) years after the date of the Option grant or within one (1) year after such shares of Common Stock are transferred upon exercise of the Option;

5.             Non-transferability of the Option.  Except as otherwise provided herein, the Option may not be sold, pledged, assigned or transferred in any manner, other than by will or the laws of descent and distribution, and may be exercised during the lifetime of the Optionee only by the Optionee or by the guardian or legal representative of the Optionee.

6.             Termination of Employment.  Except as set forth below, the Option may only be exercised while the Optionee is an employee of the Company.

a.             If the Optionee’s employment is terminated for any reason (including, without limitation, due to death, disability or retirement) prior to the full vesting of the Option, the Option shall be modified such that immediately upon such termination the Option shall be reduced to that number of shares of Common Stock of the Company equal to the number of shares previously vested, and that portion of the Option covering all other shares shall be forfeited and canceled.

b.             If the Optionee’s employment is terminated for any reason (including, without limitation, due to death, disability or retirement), the Optionee may exercise the Option (to the extent that the Optionee was entitled to exercise it at the date of termination) but only within such period of time ending on the earlier of (i) ninety (90) days after such termination (or in the event of death or disability, within six (6) months of the date of death or disability), or (ii) the expiration of the term of the Option as set forth below. If, after termination, the Optionee (or, in the event of death, the Optionee’s estate) does not exercise the Option within the time specified in the Option Agreement, the Option shall terminate, and the shares covered by the Option shall revert to and again become available for issuance under the Plan. In no case shall the Option continue to vest during the limited period of exercisability following the Optionee’s termination from employment provided for in this Section 6.  During such period the Option may only be exercised with respect to the number of shares for which it was exercisable at the time of such termination from employment.

7.             Term of Option.  The Option may not be exercised more than ten (10) years from the date of original grant of the Option or, if sooner, three (3) months after Optionee’s employment with the Company terminates, unless employment is terminated as a result of death or disability, in which case the right of the Optionee or his or her representative to exercise the Option shall expire six (6) months following such termination, and may be exercised during such term only in accordance with the Plan and the terms of the Option.

8.             Termination of the Plan; No Right to Future Grants; Extraordinary Item of Compensation.  By entering into this Agreement, the Optionee acknowledges: (i) that the Plan is discretionary in nature and may be suspended or terminated by the Board at any time; (ii) that the grant of the Option is a one-time benefit which does not create any contractual or other right to receive future grants of options, or benefits in lieu of options; (iii) that all determinations with respect to any such future grants, including, but not limited to, the times when options shall be granted, the number of shares subject to each option, the option price, and the time or times when each option shall be exercisable, will be at the sole discretion of the Company; and (iv) that the Optionee’s participation in the Plan is voluntary.

9.             Plan; Restrictions.  In all respects this Agreement and the Option granted herein shall be subject to the terms and provisions of the Plan which has been, or is being, provided, or otherwise made available, to the Optionee and is incorporated herein by reference. Accordingly, the rights of the Optionee under this Agreement and the shares of Common Stock of the Company which the Optionee may purchase hereunder are subject to certain restrictions as set forth in the Plan.

10.           Rights Prior to Exercise of Option.  The Optionee shall have no rights as a shareholder with respect to the shares of Company stock subject to the Option until the exercise of his rights hereunder and the issuance and delivery to Optionee of a certificate or certificates evidencing such shares.

11.           Data Privacy.  By entering into this Agreement, the Optionee: (a) authorizes the Company and any agent of the Company administering the Plan or providing Plan recordkeeping services, to disclose to the Company or any of its subsidiaries such information and data as the Company shall request in order to facilitate the grant of options and the administration of the Plan; (b) waives any data privacy rights he or she may have with respect to such information; and (c) authorizes the Company to store and transmit such information in electronic form.

12.           Applicable Laws and Consent to Jurisdiction.  The validity, construction, interpretation and enforceability of this Agreement shall be determined and governed by the laws of the State of Washington without giving effect to the principles of conflicts of laws. For the purpose of litigating any dispute that arises under this Agreement, the parties hereby consent to exclusive jurisdiction in State and agree that such litigation shall be conducted in the courts of King County, Washington or the federal courts of the United States for the Western District of Washington.

13.           Severability.  The provisions of this Agreement are severable and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions, and any partially unenforceable provision to the extent enforceable in any jurisdiction, shall nevertheless be binding and enforceable.

14.           Waiver.  The waiver by the Company of a breach of any provision of this Agreement by Optionee shall not operate or be construed as a waiver of any subsequent breach by Optionee.

15.           Binding Effect.  The provisions of this Agreement shall be binding upon the parties hereto, their successors and assigns, including, without limitation, the estate of the Optionee and the executors, administrators or trustees of such estate and any receiver, trustee in bankruptcy or representative of the creditors of the Optionee.

16.           Construction.  This Agreement is subject to and shall be construed in accordance with the Plan, the terms of which are explicitly made applicable hereto. Unless otherwise defined herein, capitalized terms in this Agreement shall have the same definitions as set forth in the Plan. In the event of any conflict between the provisions hereof and those of the Plan, the provisions of the Plan shall govern.

17.           Counter Originals.  This Agreement may be executed in triplicate counterpart originals.

DATE OF GRANT: [ ]

CUTTER & BUCK INC.

By:
Its:

Optionee acknowledges and represents that he is familiar with the terms and provisions of the Cutter & Buck Inc. 2006 Equity Incentive Plan and hereby accepts the Option subject to all the terms and provisions thereof and hereof.  Optionee also acknowledges that he has received a copy of the Prospectus describing the Plan and important legal and tax issues related to the Option.  Optionee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Corporate Governance, Nominating and Succession Committee of the Board of Directors of Cutter & Buck upon any questions arising under this Agreement or the Plan.

DATED:

[ ], Optionee